As filed with the Securities and Exchange Commission on September 3, 2008.	File No. 333-142991

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDUSTRIAL DISTRIBUTION GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	58-2299339 (I.R.S. Employer Identification No.)
950 E. Paces Ferry Road
Suite 1575
Atlanta, Georgia 30326
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

INDUSTRIAL DISTRIBUTION GROUP, INC.
2007 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Jack P. Healey	Copies to:
Executive Vice President, Chief Financial
Officer and Corporate Secretary
Industrial Distribution Group, Inc.
950 E. Paces Ferry Road
Suite 1575
Atlanta, Georgia 30326
(404) 949-2100
(Name, Address, and Telephone Number,
Including Area Code, of Agent for Service)	Jacob D. Smith, Esq.
Luther King Capital Management
301 Commerce Street, Suite 1600
Fort Worth, Texas 76102
(817) 332-3235

and

W. Randy Eaddy, Esq.
Kilpatrick Stockton LLP
1100 Peachtree Street, N.E.
Atlanta, Georgia 30309-4530
(404) 815-6500

DEREGISTRATION OF UNISSUED SHARES
     Industrial Distribution Group, Inc., a Delaware corporation (the “Registrant”) is filing this post-effective amendment to deregister certain securities originally registered pursuant to Form S-8 Registration Statement No. 333-142991, filed on May 15, 2007, pursuant to which the Registrant registered 1,122,180 shares of common stock, par value $0.01 per share of the Registrant (the “Common Stock”), for issuance under the Industrial Distribution Group, Inc. 2007 Stock Incentive Plan.
     On August 6, 2008, the Registrant consummated a merger transaction (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of April 25, 2008 (the “Merger Agreement”), in which Eiger Holdco, LLC (“Eiger”), an affiliate of Luther King Capital Management, acquired 100% ownership of the Registrant. In accordance with the Merger Agreement, upon the consummation of the Merger, each share of Common Stock outstanding at the effective time of the Merger (the “Effective Date”) was automatically canceled and converted into the right to receive $12.10 per share in cash. Eiger now owns 100% of the stock of the Registrant.
     Consistent with the Merger, the Common Stock ceased to trade on, and has been delisted from, the NASDAQ Global Market and the registration thereof pursuant to Section 12(g)(4) and Rule 12h-3 of the Securities Exchange Act of 1934, as amended, was terminated.
     In connection with the consummation of the transactions contemplated by the Merger Agreement, the Registrant terminated all offerings of the Registrant’s securities pursuant to the above referenced Registration Statement. Accordingly, pursuant to the undertakings contained in such Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offerings, the Company is filing this Post-Effective Amendment No. 1 to this Registration Statement to deregister all the shares of the Company’s common stock registered and reserved for issuance under such Registration Statement which remained unissued as of the Effective Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 3rd day of September, 2008.

INDUSTRIAL DISTRIBUTION GROUP, INC.
By:	/s/ Charles A. Lingenfelter
Charles A. Lingenfelter
President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on September 3, 2008.

/s/ Charles A. Lingenfelter Charles A. Lingenfelter	President (Principal Executive Officer)
/s/ Jack P. Healey Jack P. Healey	Executive Vice President and Secretary (Principal Financial and Accounting Officer)
/s/ J. Bryan King J. Bryan King	Director